Exhibit 10.39

January 10, 2023 Mark Whittle

Re: Offer of Promotion Dear Mark,

On behalf of Amergent Hospitality Group Inc. (the “Company”), I am pleased to offer you the full-time position of Interim President on the terms described below. Please be advised all employees of the Company are paid through our payroll entity, Spark Team Associates, LLC. In your new position, you will be reporting to the Chief Executive Officer and the Company’s board of directors. Your primary place of employment will be located in the metropolitan area or suburbs of Atlanta, Georgia and you will be working remotely. If you do not accept this position by January 13, 2023, this offer shall become null and void and of no further force and effect.

Start Date and Duties. Your promotion to Interim President at the Company will commence the day you accept and countersign this offer letter (the “Employment Start Date”). In the position, you will have the responsibilities and authority generally held by the President and will be required to perform the duties generally provided by persons serving in the role of President. You will also continue to serve in franchise development and support. You shall devote all of your business time, attention and energy to the Company and shall not, during the term of your employment, be actively engaged in any managerial or employment capacity in any other business activity for gain, profit or other pecuniary advantage without the written consent of the Company. Notwithstanding the foregoing, the Company acknowledges and agrees that the following activities will not constitute a breach of your obligations under this agreement: (1) your current minority equity ownership in a small European treat concept chain and your services providing minimal strategic advisory consultation to the majority owner and (2) ownership of less than 5% of equity in each of Focus Brands Holdings Inc. and Hawk Parent LLC.

Base Salary. Your starting annual base salary will be $230,000 less applicable payroll deductions and withholding for taxes. You will be paid according to the Company’s standard payroll schedule, which is currently semi-monthly, and your salary will be subject to annual review. In addition to your Base Salary, you will have the opportunity to earn franchise sales commissions and cash and equity bonuses based on the performance of the Company.

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Franchise Sales Commission. The Company will pay you a commission equal to 10% of any franchise fee revenue (not including royalty revenue) collected by the Company for future franchise units and franchise development agreements sold during the term of your employment in the Little Big Burger, American Burger, and BGR Systems.

Cash Bonus Plan. We are granting you a cash bonus of $36,000 for your work during 2022 and this bonus will be paid over 10 pay periods beginning with the pay period closest to 2/1/2023. For 2023, your cash bonus target is $46,000 and, to the extent earned, will be paid within ninety (90) days of the end of 2023 (provided you are still employed by the Company as of the payment date). This bonus is a target bonus based on performance criteria, is fully discretionary, and it will only be paid upon approval by the Board of Directors. The Bonus may be increased or decreased based on the performance of the Company and your individual performance. Additionally, it is our intent to adjust your title and role with the Company once we complete certain acquisitions. As such, within ninety (90) days of this Agreement, you will be provided with an Additional Cash Bonus Plan which will include an incentive to earn an additional cash amount of not less than $46,000, based on specifical performance goals related to the assets under your management role.

Equity Bonus Components.

1.	As an inducement to singing this agreement we are providing you with an immediately vested grant of 70,000 shares of AMHG common stock

2.	In addition, you are being granted an option to purchase 140,000 shares of AMHG common shares, which options shall vested 1/3 per year over a three year period and shall have a strike price of 0.60 for the first third, $1.00 for the second third, and $1.50 for the last third.

This bonus opportunity is subject to the terms and conditions of the Company’s plan, award agreements and related documents.

Paid Time Off. You will be entitled to up to four weeks of vacation and/ or sick leave per year, subject to the Company’s paid leave policy as it applies to executive employees. Accrual of paid time off is limited to and capped at a maximum of twenty (20) days (200 hours), at any time. If accrued paid time off is not used, it will be forfeited, and in no event shall such time be paid in cash. Further you may not use more than ten (10) days of consecutive PTO at one-time without the prior written consent of the CEO.

Company Benefits. The Company offers a competitive employee benefits program. As a full-time, exempt employee, you will be eligible for benefits in accordance with the applicable terms, conditions and availability of the plans and programs as may be maintained by the Company from time to time. Our

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current health and welfare benefits include medical, dental, vision care and prescription drug coverage, among other benefits. The Company will pay 100% of the cost of these benefits for you and you may pay the cost of such benefits for family members. The Company has a 401k plan which will be available to you; however, at this time there is no matching Company contribution.

We will provide you with a lap-top you will use your own cell phone for business. You will received $100 a month for phone and data usage. Further, we will reimburse business expenses that you incur performing your duties provided requests and relevant documentation are submitted in compliance with the Company’s expense reimbursement policy in effect at the time.

Plans and Benefits Subject to Change. The Company reserves the right to modify, amend, suspend, or terminate any of its incentive, retirement, welfare, fringe benefit or other plans or programs, whether or not described in this letter, in its sole discretion, at any time, subject to applicable law.

Employment At-Will. This offer letter does not constitute a contract of employment for any specific period of time but will create an employment at-will relationship that may be terminated at any time by you, with or without Good Reason, or by the Company, with or without Cause and with or without advance notice.

Termination.

As used herein,

“Good Reason” means any one of the following: (i) the material reduction of your base compensation that does not impact similarly-situated executives; or (ii) a requirement to report to any person or entity other than the CEO, board of directors or its designee provided, that, in each case, you will not be deemed to have Good Reason unless (i) you first provide the board with written notice of the condition giving rise to Good Reason within thirty (30) days of its initial occurrence, (ii) the Company fails to cure such condition within thirty (30) days after receiving such written notice (the “Cure Period”), and (iii) your resignation based on such Good Reason is effective within thirty (30) days after the expiration of the Cure Period.

“Disability” means a mental or physical condition which, in the opinion of the Company as supported by competent medical evidence and after consideration and compliance with its obligations under the Americans with Disabilities Act, and all applicable state and local laws, renders you unable and incompetent to carry out the material job responsibilities which you held or the material duties to which you were assigned at the time the Disability was incurred.

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“Cause” means: (i) a breach by you of your fiduciary duties to the Company; (ii) your breach of this Agreement or the NDA, which, if curable, remains uncured or continues after thirty (30) days’ written notice by the Company thereof; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) illegal or controlled substance abuse or insobriety by you that interferes with the performance of your duties to the Company; (v) your material negligence or dereliction in the performance of, or failure to perform your duties of employment with the Company, which remains uncured or continues after thirty (30) days’ written notice by the Company thereof or failure recurs following any such correction; (vi) any conduct, action or behavior by you that is materially and demonstrably damaging to the Company, whether to the business interests, finance or reputation, which remains uncured or continues after thirty (30) days’ written notice by the Company thereof or failure recurs following any such correction or (vii) a disqualifying event causing Company “bad actor” disqualification under Rule 506(d) of the Securities Act of 1933, as amended.

Upon termination of your employment by you without Good Reason, by the Company with Cause or because of your incapacity due to Disability, or in the event of your death, you will receive payment of any accrued but unpaid base salary through the termination date, reimbursement for any unpaid and approved expenses incurred through the termination date and vested equity, including stock options (collectively referred to herein as “Accrued Benefits”).

In the event that the Company terminates your employment without Cause or you resign for Good Reason, then subject to the conditions set forth herein, payable at the termination of the Garden Leave Period, if applicable you will receive: (i) Accrued Benefits, (ii) after the Garden Leave Period, an amount equal to three (3) months of your then current base salary, paid during the Company’s normal payroll schedule over a period of three (3) months (subject to extension to six (6) months in the event the Garden Leave Period is waived) (the “Severance Period”); and (ii) to the extent permitted by applicable law, subject to your timely election of COBRA continuation coverage on the first regularly scheduled payroll date of each month during the Severance Period, the Company will pay you an amount equal to the COBRA premium cost for you and your dependents (“COBRA Payments”).

Your receipt of benefits other than those legally prescribed is conditioned on and subject to (i) execution this Agreement and the Company’s standard non-disclosure agreement (“NDA”), and (ii) signing and not rescinding an effective, general release of all claims in favor of the Company and in a form acceptable to the Company within no greater than sixty (60) days following the termination date. In the event you breach the NDA, any entitlement to severance will be forfeited.

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In the event of your death, payments will be made to your estate or legal representative, and any death benefits payable and due to your death under Company benefit plans or programs will also be paid.

Garden Leave. There will be a “Garden Leave Period” of three (3) months in the event of (i) your resignation from the Company without Good Reason or (ii) a termination of your employment by the Company without Cause. The Garden Leave Period will not apply to a termination of your employment by the Company for Cause, a termination by you for Good Reason, or a termination due to your death or Disability.

If you intend to resign from employment with the Company without Good Reason or if the Company intends to terminate your employment with the Company without Cause, you or the Company, as applicable, agrees to notify the other party of such intention at least three (3) months in advance of the intended effective date of the employment termination.

During the Garden Leave Period, you will continue to be an employee of the Company, will continue to be paid the same level of base salary as would otherwise be in effect during such period, and will be eligible to continue to participate in the Company’s benefits programs in accordance with their terms. During the Garden Leave Period, the Company will have the right, in its discretion, to take any of the following actions (in any combination), and in no case will such action or actions taken during the Garden Leave Period constitute the basis for you to resign for Good Reason or otherwise be considered a violation of this Agreement: (i) require you to perform any portion or all of your duties (to the extent commensurate with your position) and/or to refrain from performing any portion or all of your duties on behalf of the Company; (ii) require you to use accrued but unused paid time off during a period in which you are directed to refrain from performing any services for the Company; (iii) require you, as reasonably requested by the Company, to assist the Company in transitioning your duties and client or customer relationships to one or more successors; appoint one or more other individuals to a position having duties and responsibilities that fully or in part are substantially similar to your duties to act jointly with you during the Garden Leave Period with respect to such duties and responsibilities; (iv) require you to resign from any board of directors, committee, or other appointed roles within the Company organization and/or to cease being an authorized signatory or representative of the Company; (v) require you not to contact any customers, clients, employees, independent contractors, or vendors of the Company with respect to business of the Company; (vi) require you to work from home to the extent reasonably practicable; or (vii) refuse your entry to any or all premises of the Company, suspend or terminate your authorized access to any information technology system of the Company, and/or suspend or terminate your authorized access to any confidential or proprietary information of the Company.

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During the Garden Leave Period, you will: (i) maintain contact with the Company and make yourself available to provide such services as may be reasonably requested that are commensurate with your position or otherwise contemplated during the Garden Leave Period; (ii) continue to comply with all other terms of your employment with the Company, including, without limitation, obligations of good faith, loyalty, confidentiality, fiduciary duties, and the restrictive covenants set forth in this Agreement and the NDA; (iii) not make any unauthorized public statements regarding the Company or its operations; and (iv) not commence employment with any other employer.

Notwithstanding anything herein to the contrary, during a Garden Leave Period, the Company may elect to terminate the Garden Leave Period and your employment immediately at any time if (i) the Company terminates your employment for Cause or (ii) you fail to make reasonable efforts to follow any directive of the Company or fulfill any of your responsibilities during the Garden Leave Period, and, if curable, you fail to cure such failure within a reasonable period (not to exceed fifteen (15) days) after being notified of the failure.

If the parties mutually agree to waive the Garden Leave Period, your Severance Period will be extended from three (3) months to six (6) months.

Confidentiality; Proprietary Information; Restrictive Covenants. As a condition to your employment with the Company, you will be required to sign the Company’s standard NDA.

Entire Agreement. This offer letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters. Your Employment Agreement with the Company dated November 29, 2021 will be deemed terminated and of no further effect upon your execution of this offer letter, provided however you will be entitled to reimbursement of expenses incurred prior to this promotion (in accordance with the Company’s expense reimbursement policy) and will retain any accrued and unpaid leave from fiscal 2023 not to exceed twenty (20) days.

Executive Representations. By accepting this offer, you acknowledge and represent and warrant that you are not a party to or bound by any agreement with a third party that would or could reasonably be interpreted to prohibit or restrict you from being employed by the Company or from performing any of your duties in the contemplated position. You also agree to provide the Company with copies of all agreements relating to employment with a third party under which you have an ongoing obligation of confidentiality, non-competition, non-solicitation, or similar restrictive covenants of whatever kind.

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We are pleased to offer you this promotion with Amergent Hospitality Group Inc. To accept the terms above, please sign and date this offer letter and return it to me no later than January 13, 2023

Sincerely,

AMERGENT HOSPITALITY GROUP INC.

By:	/s/ Michael D. Pruitt
Michael D. Pruitt
CEO

Acknowledgment and Acceptance

I accept this offer of employment with the Company and agree to the terms and conditions outlined in this offer letter.

Mark Whittle
Date:	January 10, 2023

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